Consent of Independent Auditors


We hereby consent to the references to us under the headings "Shareholder Services - Statements and Reports", "General Information - Independent Auditors" and "Financial Statements and Independent Auditors" in this Registration Statement on Form N-1A for AllianceBernstein Growth and Income Fund, Inc., formerly Alliance Growth and Income Fund, Inc.





PricewaterhouseCoopers LLP

New York, New York
October 27, 2003